EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 24, 2016, with respect to the consolidated financial statements included in the Annual Report of ConforMIS, Inc. on Form 10-K for the year ended December 31, 2015. We consent to the incorporation by reference of said report in the Registration Statement of ConforMIS, Inc. on Form S-8 (File No. 333-2054777).

/s/ GRANT THORNTON LLP

Boston, Massachusetts
March 24, 2016